EXHIBIT 99.1
PRESS RELEASE

September 16, 2005
For Immediate Release
Contact: Tom Zelenka 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com

“Schnitzer Steel Names Head of Metals Recycling Business”

(Portland, Oregon) -- Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) announced today the appointment, effective immediately, of Don Hamaker to the newly created position of President of its Metals Recycling Business, and a Vice President of Schnitzer Steel Industries, Inc. Hamaker will have lead responsibilities for all Schnitzer scrap metal recycling facilities. This will include Schnitzer’s existing eleven wholly owned west coast yards, the various scrap recycling facilities Schnitzer will take ownership and full control of once its separation from all the Hugo Neu joint ventures is final, including seven facilities in New England that formerly were part of the Hugo Neu Schnitzer joint venture operations. Also, Hamaker will assume leadership of all future metals recycling business segment acquisitions as Schnitzer continues its growth strategy.

Hamaker is well known in the scrap metal industry, with almost twenty years experience in scrap management positions at Hugo Neu Corporation, including serving as President since 1999. As President of HNC, Hamaker oversaw all company operations. He is a graduate of Northwestern University and Georgetown University Law Center.

“I’m extremely pleased to have Don join Schnitzer’s management team,” said John D. Carter, Schnitzer’s President and CEO. “Don brings a depth of industry experience and strategic thinking that will be helpful to us as we not only manage our existing operations, but plan and implement the company’s growth focus.”

Schnitzer also announced that Pat Christopher, with fifteen years of scrap metal operations experience, including Vice President of Operations for Hugo Neu Corporation, would also be joining the company as Vice President of Schnitzer Steel Industries, Inc., with responsibility for Schnitzer’s newly acquired east coast metals recycling facilities, including those which will be acquired as a result of the separation from Hugo Neu Corporation. Christopher is a graduate of SUNY Maritime Academy, Fort Schuyler.

“We are fortunate to have the operational capabilities of Pat available to us, which will be invaluable as we add the new east coast recycling facilities to our portfolio after the separation of our joint ventures with Hugo Neu. Pat’s experience and technical depth in our business is well known,” said Carter.

Schnitzer Steel Industries, Inc. is one of the nation’s largest recycler of ferrous metals, a leading self service used auto parts retailer with 30 locations in the U.S. and Canada, and a manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3 million tons through our various brokerage arrangements. In addition, the Company’s steel electric arc furnace has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the U.S.